AMENDMENT NO. 3 TO PLAN AND AGREEMENT OF MERGER

     AMENDMENT NO. 3, made and entered into as of November 7, 1996 (this "Amendment"), to the PLAN AND AGREEMENT OF MERGER, dated as of April 24, 1996, as amended by Amendment No. 1 and Amendment No. 2 made and entered into as of June 28, 1996 and September 30, 1996, respectively (as so amended, the "Merger Agreement"), by and between J. MICHAELS, INC., a New York corporation (the "Company"), J. MICHAELS, INC. TRUST, a New York trust (the "Trust"), and MURIEL SIEBERT CAPITAL MARKETS GROUP INC., a Delaware corporation wholly-owned by Muriel Siebert ("MSCMG").

                              W I T N E S S E T H:

     WHEREAS, the Company and MSCMG have entered into the Merger Agreement; and

     WHEREAS, the Company and MSCMG desire to amend the Merger Agreement to add the Trust as a party thereto.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Trust as a Party to the Merger Agreement. By its execution hereof, the Trust does hereby agree to become a party to, and by its execution hereof shall become a party to, the Merger Agreement effective upon the Effective Time of the Merger. On and after the Effective Time of the Merger, the Trust shall succeed to the rights and obligations of the Company under the Merger Agreement.

     2. Approval of this Amendment. All authorizations, approvals and consents (including consents of the Boards of Directors) necessary for the execution and delivery by the Company, the Trust and MSCMG of this Amendment have been given or made.

     3. Governing Law. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of New York applicable to contracts executed in and to be performed solely within such state.

     4. Status of the Merger Agreement. All other terms and conditions of the Merger Agreement shall remain in full force and effect, as amended hereby.

     5. Miscellaneous. (a) Headings. All headings in this Amendment are for convenience of reference only and are not intended to limit or affect the meaning of any provision hereof.

     (b) Counterparts. This Amendment may be executed in one or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.

     (c) Capitalized Terms. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meaning as such terms have in the Merger Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by a duly authorized officer and to become effective as of the day and year first above written.


                                              J. MICHAELS, INC.


                                              By: /S/  JAMES MICHAELS
                                                 ------------------------------
                                                  Name:  James H. Michaels
                                                  Title:  President


                                              J. MICHAELS, INC. TRUST


                                              By: /S/  JAMES H. MICHAELS
                                                 ------------------------------
                                                  Name:
                                                  Title:  Trustee


                                              MURIEL SIEBERT CAPITAL MARKETS
                                                GROUP INC.


                                              By: /S/  MURIEL F. SIEBERT
                                                 ------------------------------
                                                  Name:  Muriel F. Siebert
                                                  Title:  President



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